Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
April 16, 2020	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces First Quarter Earnings”

	OMEGA FLEX, INC. (OFLX)
	Three Months Ended March 31,
	2020	2019

Net Sales	$25,266,000	$26,788,000

Net Income attributable to Omega Flex, Inc.	$4,344,000	$4,382,000

Earnings Per Share - Basic and Diluted	$0.43	$0.43

Weighted Average Shares - Basic and Diluted	10,094,322	10,091,822

Kevin R. Hoben, Chairman and CEO, announced that the Company’s Net Sales for the first quarter of 2020 were $25,266,000 compared to $26,788,000 during the first quarter of last year, decreasing $1,522,000 or 5.7%. Net Income for the first three months of 2020 was however very similar to last year, being $4,344,000 and $4,382,000 for 2020 and 2019, respectively, down 0.9%. The company was successful in maintaining earnings per share at $0.43 per share.

The COVID-19 pandemic has had an impact on our March 31, 2020 operations and financial results. The business continues to operate with two shifts and no layoffs despite a slight softening in our business during the first quarter of 2020. We have seen an increase in the adoption of MediTrac® flexible medical gas piping systems, used for medical gases (including oxygen) in new or renovated health care facilities. The impact of the COVID-19 pandemic in the second quarter and beyond will depend on government plans to combat the contagion while attempting to restore the economy, which are highly uncertain and unpredictable at this time.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.